Filed Pursuant to Rules 424(b)(3) and 424(c)
Registration No. 333-68710

Prospectus Supplement No. 1 Dated October 23, 2001
(to Prospectus dated October 17, 2001)

$149,500,000

School Specialty, Inc.
6% Convertible Subordinated Notes due 2008
and
The Common Stock Issuable Upon Conversion Thereof

        Our prospectus dated October 17, 2001 relating to the offer for resale by certain of our securityholders of up to $149,500,000 aggregate principal amount of 6% convertible subordinated notes due 2008 of School Specialty, Inc., and the shares of our common stock issuable upon conversion of the notes, is hereby supplemented to include the following information in the "Selling Securityholders" section on pages 34-43 of the prospectus.

ADDITIONAL SELLING SECURITYHOLDERS(7)

        The following represents additional selling securityholders for the table appearing in the "Selling Securityholders" section of the prospectus.

Name and Address	Principal Amount of Notes Beneficially Owned that May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)

Sturgeon Limited 48 Par-La-Ville Road, Suite 228 Hamilton, HM IL Bermuda	$ 384,000	*	11,892	*

SELLING SECURITYHOLDERS(7)

        The following represents updated information regarding the selling securityholders listed on the table in the "Selling Securityholders" section of the prospectus.

Name and Address	Principal Amount of Notes Beneficially Owned that May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)

Baptist Health South Florida c/o Nicholas Applegate 600 West Broadway San Diego, CA 92101	$ 496,000	*	15,360	*

Boston Museum of Fine Arts c/o Nicholas Applegate 600 West Broadway San Diego, CA 92101	$ 0	0%	0	0%

Clinton Multistrategy Master Fund, Ltd. c/o Clinton Group, Inc. Financial Square 32 Old Slip - 5th Floor New York, NY 10005	$ 2,625,000	1.76%	81,294	*

Clinton Riverside Convertible Portfolio Limited c/o Clinton Group, Inc. Financial Square 32 Old Slip - 5th Floor New York, NY 10005	$ 4,375,000	2.93%	135,490	*

Nicholas Applegate Convertible Fund c/o Nicholas Applegate 600 West Broadway San Diego, CA 92101	$ 1,361,000	*	42,149	*

San Diego City Retirement c/o Nicholas Applegate 600 West Broadway San Diego, CA 92101	$ 1,045,000	*	32,362	*

Any other holder of notes or future transferee, pledgee, donee or successor of any holder (3)(4)	$ 0	0%	0	0%

*Less than 1%.

(7)  Total principal amount of selling securityholders listed is more than $149,500,000 because certain of the selling securityholders may have transferred notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this registration statement. The maximum principal amount of notes that may be sold under this prospectus will not exceed $149,500,000.